ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Balance Sheets	2
Statements of Income	3
Statements of Comprehensive Income	4
Statements of Changes in Stockholders’ Equity	5
Statements of Cash Flows	6-7
Notes to Financial Statements	8-23
Supplemental Schedules of Operating Expenses	24
Supplemental Schedules of Selected Financial Data	25

Moe O’Shaughnessy & Associates, P.S.
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Bldg. B-1
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2005 and 2004, and the related statements of income, comprehensive income, stockholder' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ MOE O’SHAUGHNESSY & ASSOCIATES, P.S.

February 10, 2006

427 W. Sinto Avenue, Ste 200, Spokane, Washington 99201
Phone (509) 325-4900 Fax (509) 325-9345 E-mail moaps@qwest.net

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

ASSETS

CURRENT ASSETS	2005	2004
Cash	$11,100	$11,100
Money market investment	640,165	477,380
Certificates of deposit	449,613	--
Available-for-sale investments	921,029	1,344,619
Accounts receivable, net of allowance for doubtful accounts of $1,685 at 2005 and $1,884 at 2004	222,982	257,080
Inventory	485,257	605,159
Prepaid insurance	9,281	9,878
Prepaid expenses	22,704	2,700
Accrued Interest	2,758	-
Total Current Assets	2,764,889	2,707,916

PROPERTY AND EQUIPMENT - NET	184,025	253,456

OTHER ASSETS – NET	25,067	4,624

DEFERRED INCOME TAX BENEFIT	20,600	17,300
	$2,994,581	$2,983,296

(continued)

See Notes to Financial Statements

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2005	2004
CURRENT LIABILITIES
Accounts payable	$ 41,377	$ 96,949
Refundable deposits	72	3,630
Accrued payroll	22,855	37,113
Accrued payroll and other taxes	7,569	9,467
Accrued vacation pay	23,685	22,675
Income tax payable	80,579	39,201
Total Current Liabilities	176,137	209,035

DEFERRED INCOME TAXES	59,300	75,500

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock - $.001 par value 50,000,000 shares authorized, 5,148,667 issued and outstanding	5,149	5,149
Additional paid-in capital	966,184	966,184
Retained earnings	1,804,828	1,743,252
Accumulated other comprehensive loss	(17,017)	(15,824)
	2,759,144	2,698,761
	$2,994,581	$2,983,296

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
SALES - NET	$2,417,700	$2,416,625	$2,209,841

COST OF SALES	1,112,683	1,083,848	1,051,397

GROSS PROFIT	1,305,017	1,332,777	1,158,444

OPERATING EXPENSES	1,140,174	1,089,396	1,006,674

OPERATING INCOME	164,843	243,381	151,770

OTHER INCOME
Interest income	42,806	23,508	34,206
Other income (expense)	(32,892)	(6,763)	(12,075)
	9,914	16,745	22,131
INCOME BEFORE INCOME TAXES	174,757	260,126	173,901
PROVISION FOR FEDERAL INCOME TAXES	61,694	85,306	50,895
NET INCOME	$ 113,063	$ 174,820	$ 123,006

BASIC EARNINGS PER SHARE	$ 0.02	$ 0.03	$ 0.02
DILUTED EARNINGS PER SHARE	$ 0.02	$ 0.03	$ 0.02

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
NET INCOME	$ 113,063	$ 174,820	$ 123,006
OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	(8,948)	(9,622)	(8,280)
Income tax benefit related to other comprehensive loss	3,043	3,272	2,815
Other comprehensive loss, net	(5,905)	(6,350)	(5,465)
COMPREHENSIVE INCOME	$ 107,158	$ 168,470	$ 117,541

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE AT JANUARY 1, 2003	5,098,667	$ 5,099	$945,734	$1,572,893	$ (4,182)	$2,519,544
COMPREHENSIVE INCOME:
Net income December 31, 2003	-	-	-	123,006	-	123,006
Unrealized loss on securities - net	-	-	-	-	(5,465)	(5,465)
Less reclassification adjustment included in net income	-	-	-	-	173	173
CASH DIVIDEND	-	-	-	(76,480)	-	(76,480)
	5,098,667	5,099	945,734	1,619,419	(9,474)	2,560,778
STOCK OPTIONS EXERCISED	50,000	50	20,450	-	-	20,500
COMPREHENSIVE INCOME:
Net income December 31, 2004	-	-	-	1,74,820	-	1,74,820
Unrealized loss on securities - net	-	-	-	-	(6,350)	(6,350)
CASH DIVIDEND	-	-	-	(50,987)	-	(50,987)
	5,148,667	5,149	966,184	1,743,252	(15,824)	2,698,761
COMPREHENSIVE INCOME:
Net income	-	-	-	113,063	-	113,063
Unrealized loss on securities - net	-	-	-	-	(5,905)	(5,905)
Less reclassification adjustment included in net income	-	-	-	-	4,712	4,712
CASH DIVIDEND	-	-	-	(51,487)	-	(51,487)
BALANCE AT DECEMBER 31, 2005	5,148,667	$5,149	$966,184	$1,804,828	$(17,017)	$2,759,144

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$113,063	$ 174,820	$ 123,006
Noncash expenses included in income:
Depreciation	71,031	65,370	49,207
Amortization	2,851	4,257	4,404
Allowance for doubtful accounts	(199)	(269)	869
Deferred income taxes	(19,500)	13,400	23,600
Loss on disposition of assets	16,468	3	1,245
Realized loss on sale of investments	7,140	-	2,334
Decrease (increase) in current assets:
Accounts receivable, net	34,297	28,161	16,428
Inventory	119,902	(93,187)	57,452
Other current assets	(22,165)	(620)	(935)
Prepaid federal income tax	-	29,433	(29,433)
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	(74,276)	(32,677)	114,878
Federal income taxes payable	41,993	42,473	(101,866)
Net Cash From Operating Activities	290,605	231,164	261,189

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and long term prepaids	(23,294)	18,605	(1,483)
Purchase of investments	(990,000)	(12,750)	(817,843)
Proceeds from sale of investments	955,028	-	803,666
Additions to property and equipment	(18,067)	(96,155)	(113,943)
Net Cash From Investing Activities	(76,333)	(90,300)	(129,603)
CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	-	20,500	-
Cash dividend	(51,487)	(50,987)	(76,480)
Net Cash From Financing Activities	$ (51,487)	$ (30,487)	$ (76,480)
(Continued)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	$ 162,785	$110,377	$55,106

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	488,480	378,103	322,997

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 651,265	$ 488,480	$ 378,103

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$ 39,201	$ -	$ 158,594

Cash and cash equivalents:
Cash	$ 11,100	$ 11,100	$ 11,100
Money Market	640,165	477,380	367,003
	$ 651,265	$ 488,480	$ 378,103
(Concluded)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consist of cash and customer receivables.

The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company's customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer. Provision for certain sales incentives and discounts to customers are accounted for as reductions in sales in the period the related sales are recorded. Products sold to foreign customers are shipped after payment is received in U.S. funds, unless an established distributor relationship exists or the customer is a foreign branch of a U.S. company.

Revenues from site support and engineering services are recognized as the Company performs the services. Amounts billed and collected before the services are performed are included in deferred revenues. Occasionally, contracts will contain performance milestones or the Company will recognize revenue based on proportional performance. For these contracts, the Company may recognize revenue upon completion of a substantive milestone, or in proportion to costs incurred.

Due to the specialized nature of the products sold, the Company does not generally sell its products with the right of return; therefore returns are reported when they occur.

The Company warrants its products as free of manufacturing defects and provides a refund of the purchase price, repair or replacement of the product for a period of one year from the date of installation by the first user/customer. No allowance for estimated warranty repairs or product returns has been recorded.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Financial Instruments

The Company's financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable is presented net of an allowance for doubtful accounts of $1,685 and $1,884 as of December 31, 2005 and 2004, respectively. The Company's policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

Inventory

Inventories are stated at lower of cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholder' equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

Available-for-sale investments consist of bond funds purchased at a cost of $946,424, with a fair market value of $921,029, at December 31, 2005. The net unrealized loss in the amount of $25,395 has been in a loss position more than twelve months and has been charged to accumulated other comprehensive loss for the year ended December 31, 2005.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

The unrealized losses on the Company's investments in bond funds were caused by interest rate increases, changes in the performance of the banking industry, and fluctuation in foreign securities prices. Because the Company has the ability and intent to hold these investments until a recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

Certificates of deposit with original maturities ranging from over three months to five months were purchased for $450,000, with a fair market value of $449,613, at December 31, 2005. The net unrealized loss of $387 has been charged to other comprehensive loss for the year ended December 31, 2005.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2005, 2004, and 2003, were $280,052, $306,949, and $239,446, respectively.

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2005, 2004, and 2003, were $12,679, $17,160, and $18,306, respectively.

Comprehensive Income

Comprehensive income consists of net income and unrealized losses on marketable equity investments.

Reclassifications

Certain reclassifications have been made to the prior year' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

New Accounting Standards

In November 2004, the FASB issued Statement No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4" (ASFAS 151"), to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 151 will have a material impact on the financial statements.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29" (ASFAS 153"), to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of SFAS 153 are effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 153 will have a material impact on the financial statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

In December 2004, the FASB issued SFAS 123R, a revision of SFAS 123. SFAS 123R will require the Company to, among other things, measure all employee-based compensation awards using a fair value method and record the expense in the financial statements. The provisions of SFAS 123R, as amended by SEC Staff Accounting Bulletin No. 107, AShare-Based Payment,@ are effective as of the beginning of the next fiscal year after December 15, 2005. The Company will adopt the new requirements using the modified prospective transition method in its first fiscal quarter of 2006, which ends March 31, 2006. In addition to the recognition of expense in the financial statements, under SFAS 123R, any excess tax benefits received upon exercise of options will be presented as a financing activity inflow rather than as an adjustment of operating activity as currently presented. Based on its current analysis and information, management has determined that the impact of adopting SFAS 123R will result in a material reduction of net earnings and diluted earnings per share.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS 154"), requiring retrospective application to prior-period financial statements of changes in accounting principles and redefines "restatement" as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a material impact on the financial statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. Inventories

Inventories consisted of the following:

	2005	2004
Parts	$293,077	$248,433
Work in progress	14,518	104,488
Finished goods	177,662	252,238
	$485,257	$605,159

3. Property and Equipment

Property and equipment consisted of the following:
	2005	2004
Leasehold improvements	$ -	$ 13,544
Laboratory equipment	478,715	575,026
Furniture and fixtures	16,503	16,826
Dies and molds	103,418	124,245
	598,636	729,641
Accumulated depreciation	(414,611)	(476,185)
	$184,025	$253,456

4. Other Assets

Other assets consisted of the following:

	2005	2004
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
	88,180	88,180
Accumulated amortization	(86,747)	(83,896)
	1,433	4,284
Deposits	340	340
Prepaid expense - long term	23,294	-
	$ 25,067	$ 4,624

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision (Benefit) For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

	2005	2004	2003
Current	$80,579	$68,634	$24,567
Deferred	(18,885)	16,672	26,328
Provision for federal income taxes	$61,694	$85,306	$50,895

The components of the net deferred tax (assets) liability at December 31, were as follows:
	2005	2004	2003
Depreciation	$59,300	$75,500	$59,400
Unallowable deductions	(20,600)	(17,300)	(14,600)
	$38,700	$58,200	$44,800

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
	2005	2004	2003
Amount computed using the statutory rate	$80,579	$68,634	$24,567
Increase(decrease) in deferred tax (assets) liabilities	(19,500)	13,400	23,600
Income tax benefit - unrealized loss on securities	3,043	3,272	2,815
Decrease in deferred tax asset - reclassification adjustment accumulated other comprehensive loss	(2,428)	-	(87)
Provision for federal income taxes	$61,694	$85,306	$50,895

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement. However, on or at January 1, 2006, the Company adopted a four percent salary matching provision.

7. Stock Options

The Company grants stock options to individual employees and directors with three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

A summary of option activity follows:
	Options Outstanding
	Number Outstanding	Weighted-Average Exercise Price Per Share
Balance at 12/31/02	535,000	$1.25
Granted	180,000	0.40
Exercised	-	-
Canceled	(185,000)	2.81
Balance at 12/31/03	530,000	0.42
Granted	195,000	0.80
Exercised	(50,000)	0.41
Canceled	(170,000)	0.44
Balance at 12/31/04	505,000	0.56
Granted	195,000	0.78
Exercised	-	-
Canceled	(155,000)	0.40
Balance at 12/31/05	545,000	0.68

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options - (Continued)

The option price range for years ending December 31, 2005 through 2003 is: 2005, $0.80 to $0.42; 2004, $0.80 to $0.42; 2003, $0.40 to $0.44. The option price range for exercised shares for years ending December 31, 2005 through 2003 is: 2004, $0.42 to $0.40; 2005 and 2003, none exercised. The weighted average fair value of options granted during the years ending December 31, 2005 through 2003 is: 2005, $0.78; 2004, $0.80; 2003, $0.40.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined, based on the fair value at the grant date for awards, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:
	2005	2004	2003
Net earnings as reported	$113,063	$174,820	$123,006
Net earnings (loss) pro forma	(23,486)	18,434	71,641
Earnings per share– as reported	0.02	0.03	0.02
Earnings per share– pro forma	(0.01)	0.01	0.01

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005; dividend yield equaled 1.25 percent; expected volatility of 63%; risk-free interest rate of 3.65%; and expected lives of three years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000. The Company has accrued contributions for the years 2005, 2004, and 2003, of $17,370, $24,794, and $17,371, respectively.

9. Earnings Per Share

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:
	2005	2004	2003
Net income (loss)	$ 113,063	$ 174,820	$ 213,006
Basic earnings per share:
Weighted average shares outstanding	5,148,667	5,104,678	5,098,667
Diluted earnings per share:
Weighted average shares outstanding	5,148,667	5,104,678	5,098,667
Incremental shares from assumed conversion of stock options	75,137	167,933	37,199
Weighted average shares outstanding	5,223,804	5,272,611	5,135,866

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

10. Leases

The Company leases its facilities from a port authority, under beneficial terms, for $3,263 monthly for three years, expiring in September 2008, with annual increases based upon the Consumer Price Index. The lease expense for the years ended December 31, 2005, 2004, and 2003 was $34,446, $31,200 and $30,742, respectively.

Future minimum lease payments required under the above operating lease for the years ending December 31, follows:
2006	$ 39,672
2007	41,733
2008	32,459
$113,864

11. Related Party Transactions

For the years ended December 31, 2005, 2004, and 2003; services in the amount of $146,421, $164,279, and $125,097, respectively, were contracted with a manufacturing process company, Manufacturing Services, Inc., of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc. Accounts payable includes $5,629 of payables to Manufacturing Services, Inc., at December 31, 2005.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Segment Reporting

Segment information is prepared on the same basis that the Company's management reviews financial information for operational decision making purposes. Electronic Systems Technology, Inc., has two reportable segments, domestic and foreign, based on the geographic location of the customers. Both segments sell radio modem products (requiring an FCC license or license free Ethernet products), related accessories for radio modem products for industrial automation projects, and mobile data computer products. The foreign segment sells the Company's products and services outside the United States.

Domestic customers represent approximately eighty-one percent of total net revenues. Foreign customers represent approximately nineteen percent of total net revenues. No individual customer comprised more than ten percent of sales revenue. Revenues from foreign countries, consist primarily of revenues from Canada and South American countries including Mexico.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies, Note 1. Management evaluates performance based on net revenues and operating expenses. Administrative functions such as finance and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments share the same manufacturing and distributing facilities. Costs of operating the manufacturing plant, equipment, inventory, and accounts receivable are allocated directly to each segment.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Segment Reporting - (Continued)

Summary financial information for the two reportable segments is as follows:
	Domestic	Foreign	Unallocated Corporate	Total
2005
Total net revenues	$2,001,143	$459,363	$ -	$2,460,506
Earnings/loss before tax	225,967	169,632	(220,842)	174,757
Depreciation/amortization	71,023	-	2,859	73,882
Identifiable assets	394,196	3,930	2,596,455	2,994,581
Net capital expenditures	18,067	-	-	18,067

2004
Total net revenues	$1,932,642	$507,491	$ -	$2,440,133
Earnings/loss before tax	261,378	220,238	(221,490)	260,126
Depreciation/amortization	67,247	-	2,380	69,627
Identifiable assets	471,674	27,144	2,226,398	2,725,216
Net capital expenditures	88,628	-	7,527	96,155

2003
Total net revenues	$1,890,472	$353,575	$ -	$2,244,047
Earnings/loss before tax	312,889	99,444	(238,432)	173,901
Depreciation/amortization	51,557	-	2,054	53,611
Identifiable assets	488,625	12,266	2,321,798	2,822,689
Net capital expenditures	109,463	-	4,480	113,943

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
Advertising	$ 12,679	$ 17,160	$ 18,306
Amortization	2,851	4,257	4,404
Bad debt	5,116	-	3,047
Commissions - sales	5,291	6,706	22,147
Dues and subscriptions	3,329	3,583	2,853
Depreciation	71,031	65,370	49,207
Insurance	14,764	14,263	13,207
Materials and supplies	25,789	31,920	17,639
Office and administration	13,127	13,001	11,623
Printing	8,898	6,839	6,841
Professional services	100,785	96,039	67,112
Rent and utilities	44,072	39,170	37,558
Repair and maintenance	16,435	24,774	15,912
Salaries	835,178	810,901	783,991
Taxes	194,849	175,830	149,351
Telephone	15,161	12,845	12,011
Trade shows	41,071	40,075	40,851
Travel expenses	119,278	91,879	83,498
	1,529,704	1,454,612	1,339,558
Expenses allocated to cost of sales	(389,530)	(365,216)	(332,884)
	$1,140,174	$1,089,396	$1,006,674

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, 2003, 2002 AND 2001

	2005	2004	2003	2002	2001
Sales - net	$2,417,700	$2,416,625	$2,209,841	$2,050,221	$1,454,215
Gross profit	1,112,683	1,083,848	1,051,397	1,076,593	633,175
Income before provision for income taxes	174,757	260,126	173,901	327,617	6,072
Provision for income taxes	61,694	85,306	50,895	114,041	16,368
Net income (loss)	113,063	174,820	123,006	213,576	(10,296)
Other comprehensive loss, net of tax	(5,905)	(6,350)	(5,465)	(4,182)	-
Comprehensive income (loss)	107,158	168,470	117,541	209,394	(10,296)
Net income per share - basic	0.02	0.03	0.02	0.04	-
Weighted average number of shares outstanding	5,148,667	5,104,678	5,098,667	5,098,667	5,095,798
Total assets	2,994,581	2,983,296	2,822,689	2,742,170	2,401,672
Stockholders’ equity	2,759,144	2,698,761	2,560,778	2,519,544	2,310,150
Stockholders’ equity per share	0.54	0.53	0.50	0.49	0.45
Working capital	2,588,752	2,498,881	2,355,418	2,351,155	2,127,471
Current ratio	15.7:1	13.0:1	12.6:1	13.2:1	24.2:1
Equity to total assets	92%	90%	91%	92%	96%